                                AMENDMENT TO THE
                            ARTICLES OF INCORPORATION

                                       OF

                                 BMB MUNAI, INC.

         BMB Munai, Inc. a corporation organized under the laws of the State of
Nevada, on November 30, 2004, hereby adopts the following Amendment to its
Articles of Incorporation pursuant to the provisions of Chapter 78 of Nevada
Revised Statutes (the "Statute"), Sections 78.385 and 78.390.

                                        I

         The first paragraph of Article III of the Articles of Incorporation of
BMB Munai, Inc. shall be amended to read as follows:

                                   ARTICLE III
                                  CAPITAL STOCK

         The total number of shares of stock of all classes which the
Corporation has authority to issue 520,000,000 shares, divided into 500,000,000 shares of Common Stock, par value $0.001 per share (herein called the "Common
Stock") and 20,000,000 shares of Preferred Stock, par value $0.001 per share
(herein called "Preferred Stock").

                                       II

         The date of the adoption of the foregoing amendments by a duly constituted quorum of the shareholders was April 18, 2006. The number of shares outstanding in the Corporation and entitled to vote on the amendment was
42,198,600. All stock in the Corporation is entitled to one vote per share for each matter coming before the special meeting of the shareholders. The number of shares that voted in favor of the amendment was 22,968,520. The number of shares that voted against the above amendments was 352,313.

         IN WITNESS HEREOF, this Amendment to the Articles of Incorporation have been executed on this 20th day of June, 2006.

                                                  By: /s/ Adam R. Cook
                                                     Adam R. Cook, Secretary

STATE OF UTAH           )
                        :ss.
COUNTY OF SALT LAKE     )

         On the ____ day of June, 2006, personally appeared before me, a Notary
Public, Adam R. Cook, who acknowledged that he is the Secretary of BMB Munai,
Inc. and that they are authorized to and did execute the above instrument.

_____________________________
Notary Public
                                            My Commission Expires: _____________

                                       2